Exhibit 99.1

Tronox Appoints Vanessa Guthrie and Stephen Jones to Board of Directors
Appointment Follows the Successful Re-domiciliation of Tronox to the UK
Names Jeffry N. Quinn, Chairman and Ilan Kaufthal, Lead Independent Director

STAMFORD, Conn., March 28, 2019 /PRNewswire/ -- Tronox Holdings plc (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company, today announced it has completed its re-domiciliation to the United Kingdom from Australia. The name of the new NYSE-listed parent company is Tronox Holdings plc. Immediately upon completion of the re-domiciliation, the Company expanded its Board of Directors to ten members, accepted the retirement of Daniel Blue, and appointed two new independent members, Dr. Vanessa Guthrie and Mr. Stephen Jones. The new directors will stand for direct election by shareholders for the first time at the annual general meeting of shareholders on May 22, 2019.

Dr. Guthrie is a highly accomplished executive and board director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability. She is currently a non-executive director of Santos Limited (ASX: STO), an independent oil and gas producer, Adelaide Brighton Ltd. (ASX: ABC), an integrated construction materials and lime producer, and the Australian Broadcasting Corporation. In addition, she is chair of the Minerals Council of Australia, deputy chair of the Western Australia Cricket Association and a council member of Curtin University. She previously served as the managing director and chief executive officer of Toro Energy Limited, an Australian uranium mining company (ASX: TOE). Dr. Guthrie has qualifications in geology, environment, law and business management, including a PhD in Geology, and an Honorary Doctor of Science from Curtin University for her contribution to sustainability, innovation and policy leadership in the resources industry. Dr. Guthrie will serve on the Audit and Corporate Governance Committees.

Mr. Jones is president and chief executive officer of Covanta Holding Corporation (NYSE: CVA) and a member of Coventa’s Board of Directors. Prior to joining Covanta in 2015, Mr. Jones was employed for more than 20 years by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services. He served as senior vice president and general manager, Tonnage Gases, Equipment and Energy of Air Products, from April 2009 through September 2014, Air Products’ China president in Shanghai from June 2011 to September 2014, and was also a member of Air Products’ Corporate Executive Committee from 2007 to September 2014. He joined Air Products as an attorney representing various business areas and functions in 1992, and was appointed senior vice president, general counsel and secretary in 2007. Mr. Jones will serve as a member of the Audit and Human Resources and Compensation Committees.

The Board also named Tronox Chief Executive Officer, Mr. Jeffry N. Quinn, Chairman of the Board and Mr. Ilan Kaufthal, Lead Independent Director.

“We appreciate the years of service and leadership Dan Blue has brought to the Board, allowing Tronox to be best positioned to become the preeminent TiO2 producer in the world. His insight and counsel will be missed,” said Quinn.

“The accomplished and diverse backgrounds of Vanessa and Steve will allow them to provide critical and valuable counsel to our management team,” added Quinn. “We believe their addition to our Board will refresh our perspective and better showcase the diversity of our organization. The management team and the Board of Directors look forward to working with our new colleagues to continue creating value for our shareholders.”

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About Tronox
Tronox Holdings plc is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper and other everyday products. For more information, visit tronox.com.

Tronox Media Contact: Melissa Zona
 +1 636.751.4057

Tronox Investor Contact: Brennen Arndt
 +1 646.960.6598